Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form 1-A of our audit report dated July 13, 2023 with respect to the balance sheet of Value Add Growth REIT IV LLC. as of December 31, 2022, and the related statements of operations, members’ equity, and cash flows for the period from July 5, 2022 (inception) through December 31, 2022. Our opinion includes an emphasis of matter paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

Spokane, Washington

March 11, 2025